EXHIBIT 21


                 SUBSIDIARIES OF REGISTRANT

1.   Idaho Energy Resources Co., a Wyoming Corporation
2.   IDACORP, Inc., an Idaho Corporation
3.   IDACORP Financial Services, Inc., an Idaho Corporation
4.   Ida-West Energy Company, an Idaho Corporation
5.   Stellar Dynamics Inc., an Idaho Corporation
6.   Idaho Power Resources Corporation, an Idaho Corporation
7.   Applied Power Corporation, a Washington Corporation
8.   Idaho Power Diversified Enterprises Company, an Idaho
     Corporation